EXHIBIT 5.1


                          SECURITIES PURCHASE AGREEMENT

                                 by and between

                     VASCO DATA SECURITY INTERNATIONAL, INC.

                                       and

                                   UBIZEN N.V.

                  --------------------------------------------

                            Dated as of July 15, 2003

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                          SECURITIES PURCHASE AGREEMENT

                  This SECURITIES PURCHASE AGREEMENT (this "Agreement") is entered into as of July 15, 2003 (the "Effective Date") by and between VASCO Data Security International, Inc., a Delaware corporation ("VASCO") and Ubizen N.V., a Belgian stock corporation ("Ubizen").

                                    Recitals
                                    --------

                  WHEREAS, pursuant to that certain Securities Purchase Agreement, dated July 18, 2000, by and between VASCO and Ubizen (the "Original Purchase Agreement"), VASCO issued and sold to Ubizen (a) 150,000 shares of VASCO's Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock"), (b) a warrant (the "Common Stock Purchase Warrant") to purchase 789,474 shares of VASCO's common stock, par value $0.001 per share (the "Common Stock") and (c) an additional warrant (the "Additional Common Stock Purchase Warrant") to purchase 480,000 shares of Common Stock;

                  WHEREAS, on September 30, 2000, Ubizen partially exercised its Additional Common Stock Purchase Warrant to purchase 30,000 shares of Common Stock (the "Excluded Securities");

                  WHEREAS, Ubizen desires to sell to VASCO and VASCO desires to purchase and redeem from Ubizen, on terms and conditions more specifically set forth herein, all of Ubizen's right, title and interest in the Series C Preferred Stock, the Common Stock Purchase Warrant and the remaining Additional Common Stock Purchase Warrant, exclusive of the Excluded Securities (the foregoing being referred to herein, collectively, as the "Purchased Securities");

                                    Agreement
                                    ---------

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth below, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         A. SALE, PURCHASE AND REDEMPTION OF PURCHASED SECURITIES.

                  1. Sale, Purchase and Redemption of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Ubizen agrees to sell to VASCO, and VASCO agrees to purchase and redeem from Ubizen, all of the Purchased Securities owned by Ubizen.

                  2. Purchase Price. The purchase price for the Purchased Securities (the "Purchase Price") shall comprise the following:

                     a. Four Million United States Dollars (US$4,000,000) in cash (the "Cash Purchase Price"), payable pursuant to Section A.3; and


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                     b. Two Million (2,000,000) shares of Common Stock (the
"Purchase Price Shares"), subject to certain transfer restrictions set forth in Section B.

                  3. Payment of the Cash Purchase Price. VASCO shall pay, or shall cause to be paid, the Cash Purchase Price to Ubizen as follows:

                     a. Three Million United States Dollars (US$3,000,000) of the Cash Purchase Price (the "Initial Payment") shall be payable in cash to Ubizen in immediately available funds on or before July 25, 2003 (the "Settlement Date"); and

                     b. One Million United States Dollars (US$1,000,000) of the Cash Purchase Price (the "Final Payment") shall be payable to Ubizen in cash in immediately available funds on or before November 14, 2003.

                  4. Issuance of Purchase Price Shares. On the Settlement Date, VASCO shall issue to Ubizen the Purchase Price Shares, all of which shall be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all liens, interests and other encumbrances, other than the lock-up and transfer restrictions described in Section B. To satisfy its obligation under this Section A.4, VASCO shall deliver or procure to be delivered to Ubizen a share certificate or certificates evidencing title to all the Purchase Price Shares and shall enter or procure to be entered the name of Ubizen in the register of shareholders of VASCO. Such share certificates may bear restrictive legends consistent with the lock-up and volume trading restrictions set forth in Section B as well as the rules and regulations of the SEC.

                  5. Surrender of Purchased Securities. Immediately following, and subject to, receipt of the Initial Payment and the Purchase Price Shares, Ubizen shall deliver to VASCO, or another entity designated by VASCO to receive on VASCO's behalf, any and all share certificates, warrants and other documentation in Ubizen's possession, custody or control representing the Purchased Securities. Notwithstanding the date of delivery of the foregoing, Ubizen acknowledges and agrees that, as of the date of receipt of the Initial Payment and the Purchase Price Shares , all of its rights and interests with the respect to the Purchased Securities under the Original Purchase Agreement, the Common Stock Purchase Warrant, the Additional Common Stock Purchase Warrant (collectively, the "Original Purchase Documents"), the Series C Preferred Stock Certificate of Designation and the Certificate of Incorporation of VASCO, shall be irrevocably transferred to VASCO, and the Original Purchase Documents, and any other agreements or documents contemplated thereby, shall cease to have any further force or effect. Upon receipt of the Purchased Securities as provided above, VASCO shall redeem and cancel such Purchased Securities.

                  6. Excluded Securities. For the avoidance of doubt, the Purchased Securities do not include the Excluded Securities, and VASCO and Ubizen agree that Ubizen's right, title and interest in the Excluded Securities shall not be affected in any way by means of this Agreement.

         B. LOCK-UP AND TRANSFER RESTRICTIONS.

                  1. Lock-Up of Purchase Price Shares. The Purchase Price Shares shall be issued as of the Effective Date subject to a one-year lock-up period (the "Lock-Up Period"). For so long as Purchase Price Shares remain subject to the Lock-Up Period, Ubizen shall not be


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permitted to sell or otherwise transfer such Purchase Price Shares. Purchase
Price Shares shall be released from the restrictions of the Lock-Up Period in tranches in three-month intervals, as described below.

                     a. On October 15, 2003, the Lock-Up Period shall expire with respect to 500,000 shares of the Purchase Price Shares (the "First Tranche Shares"). On and after October 15, 2003, the First Tranche Shares shall be freely tradable, subject to Sections B.2 and B.3 and provided that the Registration Statement referenced in Section C.3 is effective as approved by the Securities and Exchange Commission (the "SEC") or any sale or transfer is made in accordance with Regulation S under the United States Securities Act of 1933, as amended (the "Securities Act") or otherwise pursuant to an exemption from the registration requirements of the Securities Act;

                     b. On January 15, 2004, the Lock-Up Period shall expire with respect to an additional 500,000 shares of the Purchase Price Shares (the "Second Tranche Shares"). On and after January 15, 2004, the First Tranche Shares and the Second Tranche Shares shall be freely tradable, subject to Sections B.2 and B.3 and provided that the Registration Statement referenced in Section C.3 is effective as approved by the SEC or any sale or transfer is made in accordance with Regulation S under the Securities Act or otherwise pursuant to an exemption from the registration requirements of the Securities Act;

                     c. On April 15, 2004, the Lock-Up Period shall expire with respect to an additional 500,000 shares of the Purchase Price Shares (the "Third Tranche Shares"). On and after April 15, 2004, the First Tranche Shares, the Second Tranche Shares and the Third Tranche Shares shall be freely tradable, subject to Sections B.2 and B.3 and provided that the Registration Statement referenced in Section C.3 is effective as approved by the SEC or any sale or transfer is made in accordance with Regulation S under the Securities Act or otherwise pursuant to an exemption from the registration requirements of the Securities Act; and

                     d. On July 15, 2004, the Lock-Up Period shall expire with respect to the remaining 500,000 shares of the Purchase Price Shares (the "Fourth Tranche Shares"). On and after July 15, 2004, the First Tranche Shares, the Second Tranche Shares, the Third Tranche Shares and the Fourth Tranche Shares shall be freely tradable, subject to Sections B.2 and B.3 and provided that the Registration Statement referenced in Section C.3 is effective as approved by the SEC or any sale or transfer is made in accordance with Regulation S under the Securities Act or otherwise pursuant to an exemption from the registration requirements of the Securities Act.

                  2. Volume Trading Restrictions. Upon the expiration of the Lock-Up Period with respect to any Purchase Price Shares, Ubizen shall during any calendar week (the "relevant week") be restricted from selling or otherwise transferring (subject to Section B.3) an amount of the released Purchase Price Shares exceeding the average weekly trading volume for the Common Stock during the four (4) calendar weeks immediately preceding the relevant week. The volume trading restrictions described in this Section B.2 shall lapse and be of no further force or effect as of January 1, 2005.


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                  3. Off-Market Exception. Notwithstanding the volume trading restrictions set forth in Section B.2, Ubizen shall be permitted to sell some or all of the Purchase Price Shares, to the extent the Lock-Up Period has expired with respect to such Purchase Price Shares, by means of an off-market secondary placement to an entity reasonably deemed by VASCO not to be a competitor of VASCO. For an off-market placement contemplated by this Section B.3 to be effective, (a) VASCO must be provided prior fax or other written notice of such proposed sale so that VASCO may make its reasonable determination that the transferee is not a competitor of VASCO, notice of such decision to be given by VASCO to Ubizen within five business days after receipt of notice from Ubizen disclosing the identity of the potential purchaser of the Purchase Price Shares and (b) the transferee must agree in writing to be bound by the same volume trading restrictions set forth in Section B.2.

                  4. Release of Lock-Up Upon Default. Notwithstanding anything to the contrary herein, if VASCO defaults on its obligation to make the Final Payment pursuant to Section A.3.b, then the Lock-Up Period and volume trading restrictions set forth in Sections B.1 and B.2 shall immediately expire with respect to all Purchase Price Shares.

         C. REPRESENTATIONS AND WARRANTIES OF VASCO.

                  VASCO represents and warrants to Ubizen as follows:

                  1. Organization; Power and Authority; and Validity. VASCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to
(i) execute, deliver and perform its obligations under this Agreement and any and all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement. All actions required by VASCO for the lawful execution and delivery of this Agreement, and the performance of all obligations of VASCO hereunder, have been or will be effectively taken on or prior to the Effective Date, including obtaining the requisite approvals of its directors. Upon its execution and delivery, this Agreement will constitute a legal, valid and binding obligation of VASCO, enforceable in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) that general principles of equity may restrict the availability of equitable remedies.

                  2. Non-Contravention, etc. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not contravene or constitute a default under or violate
(i) any provision of applicable law or regulation, (ii) the Certificate of Incorporation or Bylaws of VASCO, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon VASCO or its subsidiaries or any of their assets or properties, the violation of which would have a material adverse effect on VASCO, or (iv) result in the creation or imposition of any lien, security interest, pledge or encumbrance of any kind on any asset of VASCO.

                  3. Registration Rights. Within sixty (60) days after the Effective Date, VASCO shall file with the SEC a registration statement on Form S-3 providing for the resale of the Purchased Securities (the "Registration Statement") and VASCO shall use its best efforts to have


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the Registration Statement approved by the SEC and to ensure that the
Registration Statement becomes effective as soon as reasonably practicable after filing. Notwithstanding the filing and subsequent effectiveness of the Registration Statement, nothing therein shall alter the transfer restriction and Lock-Up Period provisions in this Agreement.

         D. REPRESENTATIONS AND WARRANTIES OF UBIZEN.

                  Ubizen represents and warrants to VASCO as follows:

                  1. Organization; Power and Authority; and Validity. Ubizen is a stock corporation duly formed, validly existing and in good standing under the laws of Belgium, and Ubizen has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All actions on Ubizen's part required for the lawful execution and delivery of this Agreement, and the performance of all obligations of Ubizen hereunder, have been or will be effectively taken on or prior to the Effective Date. Upon its execution and delivery, this Agreement will constitute a valid and binding obligation of Ubizen, enforceable against Ubizen in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) that general principles of equity may restrict the availability of equitable remedies.

                  2. Non-Contravention, etc. The execution, delivery and performance of this Agreement by Ubizen and the consummation by Ubizen of the transactions contemplated hereby do not contravene or constitute a default under or violate (i) any provision of applicable law or regulation applicable to Ubizen, (ii) the charter or other formation documents, as the case may be, of Ubizen, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon Ubizen or any of its assets or properties, the violation of which would have a material adverse effect on Ubizen.

                  3. Ownership of Purchased Securities. As of the Effective Date immediately prior to the consummation of the transactions contemplated by this Agreement, Ubizen owns each and all of the Purchased Securities free and clear of all liens, interests or other encumbrances.

                  4. Accredited Investor. Ubizen is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.


         E. MISCELLANEOUS.

                  1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision.

                  2. Entire Agreement. This Agreement, together with any exhibits and schedules attached hereto, shall constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings,


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negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

                  3. Amendment or Waiver. The parties hereto may not amend, modify or waive any provision of this Agreement except by a written instrument executed by each of the parties. No waiver of any provision of this Agreement
(a) shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), (b) shall constitute a continuing waiver unless otherwise expressly provided therein or (c) shall be effective unless in writing.

                  4. Notices. Any notices or other communications required or permitted hereunder shall be effective if in writing and delivered personally or sent by fax, confirmed by overnight courier addressed as follows:

If to VASCO to                         VASCO Data Security International, Inc.
                                       1901 South Meyers Road
                                       Suite 210
                                       Oakbrook Terrace, Illinois 60181
                                       Facsimile:  630-932-8852
                                       Attention:  Chief Executive Officer
                                                   Chief Financial Officer

With a copy to                         Pepper Hamilton LLP
                                       3000 Two Logan Square
                                       Philadelphia, PA 19103-2799
                                       Facsimile:  215-981-4750
                                       Attention:  Enger McCartney-Smith, Esq.

If to Ubizen to                        Ubizen N.V.
                                       Philipssite 5
                                       B-3001
                                       Leuven, Belgium
                                       Facsimile:  011-32-16-28-70 77
                                       Attention:  Chief Financial Officer


Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally or (b) one business day after being sent by fax if sent by fax. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

                  5. Survival. All representations, warranties, covenants and agreements made by or on behalf of any party hereto in this Agreement (including, without limitation, any exhibits or schedules hereto), or pursuant to any document, certificate, financial statement or other instrument referred to herein or delivered in connection with the transactions contemplated hereby, shall be deemed to have been material, of independent significance and relied upon by the parties hereto, notwithstanding any investigation made by or on behalf of any of the parties


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hereto or any opportunity therefor or any actual or constructive knowledge thereby obtained, and shall survive the execution and delivery of this Agreement and the Effective Date as provided herein.

                  6. Publicity. Neither party shall make any public announcement regarding the execution of this Agreement or otherwise related to the subject matter hereof without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

                  7. Headings. Section and subsection headings are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the parties, and no rule of strict construction shall be applied against any party.

                  8. Transfer Taxes. VASCO shall pay any stock transfer taxes, real property transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar taxes, if any, arising under any legal requirement; provided, however, that any taxes based on income received by Ubizen pursuant to this Agreement shall be the sole responsibility of Ubizen.

                  9. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

                  10. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, including by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  11. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no party may transfer or assign any of its rights or obligations hereunder without the consent of the other party, and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                                     VASCO DATA SECURITY INTERNATIONAL, INC.


                                     By: /s/ Clifford K. Bown
                                         -----------------------
                                         Name: Clifford K. Bown
                                         Title:  Chief Financial Officer

                                     UBIZEN N.V.



                                     By: /s/ Stijn Bijnens
                                         -----------------------
                                         Name: Stijn Bijnens
                                         Title: CEO


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